                                                                   Exhibit 23(a)
                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the captions "Experts" and "Selected Financial Information of Wal-Mart" in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Wal-Mart Stores, Inc. for the registration of its Guaranty of Puerto Rico Industrial Revenue Bonds and to the incorporation by reference therein of our report dated March 25, 1994 with respect to the consolidated financial statements and schedules of Wal-Mart Stores, Inc. included and/or incorporated by reference in its Annual Report (Form 10-K) for the year ended January 31, 1994 filed with the Securities and Exchange Commission.


                                 ERNST & YOUNG LLP



Tulsa, Oklahoma

February 17, 1995